SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

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                                 FORM 8-K
                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

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     Date of Report (date of earliest event reported): April 15, 1999

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                            I-LINK INCORPORATED
          (Exact name of registrant as specified in its charter)

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         Florida              0-17973           59-2291344

     (State or other        (Commission      (I.R.S. Employer
     jurisdiction of        File Number)   Identification No.)
      incorporation)


      13751 South Wadsworth Park Drive, Suite 200, Draper, UT  84020
                 (Address of principal executive offices)

    Registrant's telephone number, including area code: (801) 576-5000


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Item 5.      Other Events

     On April 15, 1999 I-Link Incorporated (the "Company") and Winter Harbor, L.L.C. ("Winter Harbor") made further amendments to the January 1999 financing agreements between the parties. Under the terms of a Second Amendment to Loan Agreement ("Second Amendment") the parties amended certain target dates by which the Company will be required to effect a rights offering to its existing securityholders. In addition, Winter Harbor agreed not to make demand on an aggregate of $7,768,000 in 1998 lendings made to the Company before April 15, 2000.

     Pursuant to a Term Sheet of even date, Winter Harbor agreed to make a new bridge loan to the Company in the amount of $4,000,000 (the "New Loan") substantially on the same terms as loans made under the January 1999 Loan Agreement, with the following exceptions: (i) no warrants were issued upon the origination of the New Loan, and (ii) the outstanding balance of the New Loan plus any accrued and unpaid interest shall be due and payable on September 30, 1999; provided, however, that the Company may elect to extend the due date of the New Loan past September 30, 1999 to April 15, 2000. As partial consideration for the New Loan and the Second Amendment, the Company has agreed to hold a meeting of its stockholders at which it would seek stockholder approval of a modification to the conversion terms of the Series
N Preferred Stock, and if such modification is approved, to amend its Articles of Incorporation accordingly. The Company is in the process of preparing preliminary proxy materials for an annual meeting of shareholders at which such items will be addressed. In the event that (a) the stockholders do not approve the proposed modification and (b) the Company elects to extend the due date of the New Loan past September 30, 1999, then the Company shall be obligated to issue to Winter Harbor warrants to purchase 4,000,000 shares of Common Stock which shall be exercisable, through June 15, 2006 for $2.78 per share, which price is adjustable.

     To date, the Company has drawn approximately $1,400,000 under the New Loan.

Item 7.   Financial Statements and Exhibits

(c)   Exhibits

10.47 Second Amendment to Loan Agreement dated April 15, 1999, by and between the Company and Winter Harbor.

10.48 Term Sheet dated dated April 15, 1999 by and between the Company and Winter Harbor.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    I-LINK INCORPORATED
                                    (Registrant)

Dated: April 29, 1999               By:  /s John W. Edwards
                                         John W. Edwards, President and
                                         Chief Executive Officer
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